EXHIBIT 21
SUBSIDIARIES

Name	State of Incorporation

Yadkin Valley Bank and Trust Company	North Carolina

Yadkin Valley Statutory Trust I	Delaware

American Community Capital Trust II, Ltd	Delaware

Sidus Financial, LLC	North Carolina

143